LPHI Declares Special Cash Dividend

Life Settlement Provider to Pay Additional Dividend Based on Its Strong Cash Position

WACO, TX — September 3, 2010 — Life Partners Holdings, Inc. (Nasdaq GS: LPHI),  parent company of Life Partners, Inc., announced today that its board of directors has authorized a special cash dividend payment of $0.25 cents per share to shareholders of record as of the close of business on October 15, 2010, to be paid on or about October 29, 2010.  The decision is based on the company’s strong cash position and its continuing commitment to provide shareholder value.  This special dividend will be in addition to the company’s regular $0.25 quarterly dividends, which are scheduled to be paid on or about September 15 and December 15, 2010.

LPHI CEO, Brian D. Pardo said, “We have an exceptionally strong balance sheet with a strong cash position and no debt.  We are a very shareholder-friendly company.  In view of the likelihood that favorable tax treatment for dividends will end this year, the board feels that declaring this special dividend is the right thing to do for our shareholders.”

Life Partners is the world's oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called "life settlements".  Since its incorporation in 1991, Life Partners has completed over 119,000 transactions for its worldwide client base of over 26,000 high net worth individuals and institutions in connection with the purchase of over 6,300 policies totaling almost $2.6 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  The statements in this news release that are not historical statements, including statements regarding the future tax treatment of dividends, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements.  For information concerning these risks and uncertainties, see our most recent Form 10-K.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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LPHI-D

FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com

Visit our website at: www.lphi.com